                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            THE JOHN NUVEEN COMPANY
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No Fee Required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                            THE JOHN NUVEEN COMPANY
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD THURSDAY, MAY 7, 1998

TO THE SHAREHOLDERS OF THE JOHN NUVEEN COMPANY:

     Notice is hereby given that the annual meeting of the shareholders of The John Nuveen Company, a Delaware corporation (the "Company"), will be held in the 6th floor auditorium of The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, on Thursday, May 7, 1998, at 10:30 a.m. for the following purposes:

          1. To elect five directors by vote of the holders of the Company's Class A Common Stock and Class B Common Stock, voting together as a single class, and four directors by vote of the holders of the Company's Class B Common Stock, voting as a separate class, to serve until the next annual meeting and until their successors shall have been duly elected and qualified.

          2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company.

          3. To consider and act upon a shareholder proposal, if the proposal is presented at the meeting.

          4. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 19, 1998 are entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED, AND SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

March 24, 1998

                                                           JOHN P. AMBOIAN
                                                              Secretary

                            THE JOHN NUVEEN COMPANY
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The John Nuveen Company (the "Company") of proxies to be voted at the annual meeting of the shareholders of the Company to be held on May 7, 1998, and at any and all adjournments of such meeting.

     At the annual meeting, shareholders will vote on the election of directors, the ratification of the selection of KPMG Peat Marwick LLP as independent auditors for the Company, and a shareholder proposal, if presented at the meeting, requesting the Board of Directors to immediately initiate discussions with possible purchasers of the Company's business. All duly executed proxies received by management prior to the meeting will be voted in accordance with the choices specified by shareholders on their proxies. If no choice is specified by a shareholder, the shares of such shareholder will be voted FOR the election of the five nominees for directors listed in this Proxy Statement that are to be elected by the holders of the Company's Class A Common Stock and Class B Common Stock, voting together as a single class, FOR ratification of the selection of the independent auditors of the Company and AGAINST the shareholder proposal. Holders of the Company's Class B Common Stock are entitled to nominate and elect at the meeting four additional directors as described in the section entitled "Election of Directors" below. Shareholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     As of March 19, 1998, there were issued and outstanding 7,451,813 shares of Class A Common Stock, 24,441,738 shares of Class B Common Stock and 1,800,000 shares of 5% Cumulative Convertible Preferred Stock. The Class A Common Stock and the Class B Common Stock are sometimes referred to collectively herein as the "Common Stock" of the Company. Those persons who were shareholders of record of each class of Common Stock at the close of business on March 19, 1998 will be entitled to one vote for each share held. The Company's outstanding 5% Cumulative Convertible Preferred Stock (the "Preferred Stock") is non-voting.

     Under the Company's By-laws, a majority of the outstanding shares of the class or classes entitled to vote on a particular matter and represented in person or by proxy will constitute a quorum for consideration of such matter at the annual meeting. Under the Company's Certificate of Incorporation, in the event that any person or group becomes the beneficial owner (as defined in the Certificate of Incorporation) of more than 20% of the outstanding shares of Class A Common Stock, the shares of Class A Common Stock beneficially owned by such person or group in excess of 20% of the outstanding shares of such class shall have no voting rights and shall be deducted from the total number of shares of Class A Common Stock for purposes of determining the number of shares of Class A Common Stock, or Common Stock, as the case may be, necessary to constitute a quorum or required to approve a matter submitted for shareholder approval. To the knowledge of the Company, on March 19, 1998 no person or group was the beneficial owner of more than 20% of the outstanding shares of Class A Common Stock.

     This Proxy Statement was initially mailed to shareholders on or about March 25, 1998. The cost of preparing, printing and mailing this Proxy Statement, the accompanying notice and the enclosed proxy, and all other costs in connection with the solicitation of proxies, will be paid by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to furnish proxy material to the beneficial owners of the Company's Class A Common Stock of whom they have knowledge and will reimburse them for their expenses for so doing. Additional solicitation may be made by letter, telephone or telecopier by officers and employees of the Company and its affiliates.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

PRINCIPAL HOLDERS

     The following table sets forth the beneficial ownership as of March 19, 1998, unless otherwise indicated, of the Company's Class A and Class B Common Stock, of each person known by the Company to own beneficially more than 5% of either such class:

                                            NUMBER
                                          OF SHARES                      PERCENT OF        PERCENT OF
                                         BENEFICIALLY      CLASS OF        CLASS          TOTAL STOCK
           NAME AND ADDRESS                 OWNED           STOCK      OUTSTANDING(1)    OUTSTANDING(1)
           ----------------              ------------      --------    --------------    --------------
The St. Paul Companies, Inc. ..........   24,441,738          B            100.0%             76.6%
  385 Washington Street
  St. Paul, MN 55102
Richard J. Franke......................      804,130(2)       A             10.5               2.5
  400 North Michigan Ave.
  Suite 300
  Chicago, IL 60611
Donald E. Sveen........................      775,230(3)       A             10.1               2.4
  1749 S. Naperville Road
  Wheaton, IL 60187
Ryback Management Corporation..........      677,500(4)       A              9.1               2.1
  7711 Carondelet Ave.
  Suite 700
  St. Louis, MO 63105
George W. Connell......................      500,000(5)       A              6.7               1.6
  Two Radnor Corporate Center
  Suite 400
  Radnor, PA 19087
Timothy R. Schwertfeger................      449,700(6)       A              5.9               1.4
  333 W. Wacker Drive
  Chicago, IL 60606
Anthony T. Dean........................      430,600(6)       A              5.6               1.3
  333 W. Wacker Drive
  Chicago, IL 60606
Royce & Associates, Inc. ..............      397,900(7)       A              5.3               1.3
Charles M. Royce
  1414 Avenue of the Americas
  New York, NY 10019

                                                   (Footnotes on following page)

(Footnotes continued from previous page)

     (1) For each of Messrs. Schwertfeger, Dean, Franke and Sveen, the percentage of outstanding common stock is determined by dividing the total number of shares beneficially owned, which includes the shares that could be issued upon exercise of vested options by such persons, by the total number of outstanding shares plus the additional number of shares that would be outstanding if such vested options were exercised.

     (2) Mr. Franke has sole voting and investment power with respect to all shares beneficially owned, other than 266,556 shares of Class A Common Stock held in a charitable trust of which Mr. Franke is a trustee with shared voting and investment power. Includes 220,000 shares which may be acquired pursuant to options which are currently exercisable.

     (3) Mr. Sveen has sole voting and investment power with respect to all shares beneficially owned, other than 297,656 shares of Class A Common Stock held in a charitable trust of which Mr. Sveen is a trustee with shared voting and investment power. Includes 220,000 shares which may be acquired pursuant to options which are currently exercisable.

     (4) According to a letter received on March 19, 1998 for the Lindner Funds, Lindner Growth Fund owned 66,200 shares of Class A Common Stock and Lindner Dividend Fund owned 611,300 shares of Class A Common Stock of the Company. Ryback Management Corporation is the investment adviser for the Linder Funds and has sole voting and investment power over such share.

     (5) According to a Schedule 13G filed on February 23, 1998.

     (6) Includes, for each of Mr. Schwertfeger and Mr. Dean, 220,000 shares subject to exercisable options and excludes, for each of Mr. Schwertfeger and Mr. Dean, 44,000 shares of restricted stock granted to each such person under the 1996 Equity Incentive Award Plan, with respect to which shares each such person does not have voting or investment power because the restrictions thereon have not yet lapsed and are not scheduled to lapse within the next 60 days.

     (7) According to a Schedule 13G filed on February 9, 1998, such shares are owned by a group consisting of the named persons.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership, as of March 19, 1998, of the Company's Class A Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table on page 10, and all directors and executive officers as a group (10 persons). The percentage of outstanding Class A Common Stock owned by each such person and such group is based on the outstanding shares of Class A Common Stock as of March 19, 1998, and the percentage of the outstanding total Common Stock owned by each such person and such group is based on the outstanding shares of Class A and Class B Common Stock as of such date, plus, in each case, shares subject to stock options held by each such person and such group that are currently exercisable or exercisable within 60 days after such date. No shares of Class B Common Stock or the Preferred Stock are owned by any director, nominee for director or executive officer of the Company.

                                                         NUMBER OF        PERCENT OF       PERCENT OF
                                                           SHARES          CLASS A        TOTAL COMMON
                                                        BENEFICIALLY     COMMON STOCK        STOCK
                         NAME                              OWNED        OUTSTANDING(1)   OUTSTANDING(1)
                         ----                           ------------    --------------   --------------
Timothy R. Schwertfeger...............................     449,700(2)         5.9              1.4
Anthony T. Dean.......................................     430,600(2)         5.6              1.3
Duane R. Kullberg.....................................       1,000              *                *
Willard L. Boyd.......................................       1,000              *                *
Douglas W. Leatherdale(3).............................       1,000              *                *
Patrick A. Thiele(3)..................................         500              *                *
Paul J. Liska(3)......................................          --              *                *
W. John Driscoll......................................       1,000              *                *
John P. Amboian.......................................      57,208(4)           *                *
Bruce P. Bedford......................................       2,738              *                *
Directors and executive officers as a group (10
  persons)............................................     944,746(5)        11.9              2.9

-------------------------
 *  Less than 1%.

(1) For the directors and executive officers of the Company, the percentage of outstanding stock is determined by dividing the total number of shares beneficially owned, which includes the shares that would be issued upon exercise of their vested options, by the total number of outstanding shares plus the additional number of shares that would be outstanding if the options were exercised.

(2) See footnote (5) to the preceding table.

(3) Does not include any shares of Class B Common Stock held by The St. Paul Companies, Inc., for which Messrs. Leatherdale, Liska and Thiele serve as senior executive officers.

(4) Includes 2,800 shares with respect to which Mr. Amboian has the right to acquire beneficial ownership within 60 days through the exercise of options received under the Company's 1992 Special Incentive Plan. Does not include 6,600 shares of restricted stock granted to Mr. Amboian under the 1992 Incentive Plan and 18,000 shares of restricted stock granted to Mr. Amboian under the 1996 Equity Incentive Award Plan, with respect to which shares such person does not have voting or investment power because the restrictions thereon have not lapsed and are not scheduled to lapse within the next 60 days.

(5) Includes 473,600 shares which may be acquired by such persons pursuant to options currently exercisable or exercisable within 60 days received under the Company's 1992 Special Incentive Plan. Does not include 6,600 shares of restricted stock granted under the 1992 Incentive Plan and 106,000 shares of restricted stock granted under the 1996 Equity Incentive Award Plan, with respect to which shares the executive officers do not have voting or investment power because the restrictions thereon have not lapsed and are not scheduled to lapse within 60 days.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)"), as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the

Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all
Section 16(a) forms they file.

     During 1997, Paul J. Liska, a Director of the Company, did not file with the SEC on a timely basis, one required Form 3 declaring his new reporting status as a Director of the Company, because of an administrative oversight. This form was filed immediately after the oversight was noted and filed within 28 days of the required reporting date.

                             ELECTION OF DIRECTORS

     Under the provisions of the Company's Certificate of Incorporation, (i) so long as any shares of Class B Common Stock are outstanding, the number of directors shall be ten or more and may not be changed without the unanimous consent of either the Class B directors or the holders of the Class B Common Stock, and (ii) so long as the holders of the Class B Common Stock hold at least 20% of all outstanding shares of Common Stock, as is currently the case, such holders shall be entitled to nominate and elect four directors. The Nominating Committee of the Company's Board of Directors has nominated and the Board of Directors has recommended to shareholders, a total of five persons for election as directors of the Company. The holders of the Class B Common Stock has nominated four persons for election as directors of the Company. This will leave one vacancy on the Board, which may be filled by action of the Board of Directors prior to the next meeting of shareholders or by action of shareholders at that time. Of these nominees, five directors are to be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock, voting together as a single class, and four directors are to be elected by the holders of the Class B Common Stock, voting as a separate class.

     A holder of Class A Common Stock may, with respect to the election of the five directors to be elected by the Common Stock, (i) vote for the election of all of such nominees named herein, (ii) withhold authority to vote for all such nominees, or (iii) vote for the election of all such nominees, other than any nominee with respect to whom the shareholder withholds authority to vote, by so indicating in the appropriate space on the enclosed proxy. No holder of Class A Common Stock may vote for more than five directors. The election of such directors requires the affirmative vote of a plurality of the shares of the Common Stock present in person or by proxy at the meeting and entitled to vote in such election. The election of the four Class B directors requires the affirmative vote of a plurality of the shares of the Class B Common Stock present in person or by proxy at the meeting and entitled to vote in such election.

     The directors to be elected at the annual meeting will hold office until the annual meeting in 1999 or until their successors are duly elected and qualified. Unless otherwise instructed by the shareholders, it is the intention of the persons named in the accompanying proxy to vote the proxies held by them for the election of each of the nominees named in the "Nominees for Directors" table. However, if any of the nominees shall not be a candidate for election at the time of the meeting (a contingency which the Board of Directors does not expect to happen), it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors in the case of any of the five directors to be elected by the Common Stock, and as may be selected by the holder of Class B Common Stock in the case of a Class B director.

     All of the nominees, except for John P. Amboian, are currently directors of the Company. Messrs. Dean, Schwertfeger, Leatherdale, Thiele, Boyd, Driscoll and Kullberg were initially elected directors of the Company upon or promptly following its organization in 1992 and Mr. Liska was initially elected director of the Company in 1997. All nominees who are currently directors of the Company have heretofore been elected directors of the Company by the shareholders.

     In the table below and throughout this Proxy Statement "Nuveen & Co." refers to John Nuveen & Co. Incorporated, predecessor to the Company and now a wholly-owned subsidiary. "Nuveen Funds" refers to the mutual funds and exchange-traded funds sponsored by Nuveen & Co.

NOMINEES FOR DIRECTORS

             NAME                AGE                     PRINCIPAL OCCUPATIONS
             ----                ---                     ---------------------
Timothy R. Schwertfeger........  48   Chairman & Chief Executive Officer since 1996; prior
                                      thereto, Executive Vice President of the Company since
                                      inception; Chairman & Chief Executive Officer of Nuveen &
                                      Co. since 1996; prior thereto, Executive Vice President and
                                      Director of Nuveen & Co. since 1989; prior thereto, Vice
                                      President of Nuveen & Co. since 1980; Chairman since 1996, and prior thereto President and Director, of the Nuveen
                                      Funds advised by Nuveen Advisory Corp. since 1994; President and Director of the Nuveen Funds advised by Nuveen
                                      Institutional Advisory Corp. since 1996; Director of
                                      Institutional Capital Corporation since 1996.
Anthony T. Dean................  52   President and Chief Operating Officer since 1996; prior
                                      thereto Executive Vice President of the Company since
                                      inception; President and Chief Operating Officer of Nuveen &
                                      Co. since 1996; prior thereto Executive Vice President and
                                      Director of Nuveen & Co. since 1989; prior thereto, Vice
                                      President of Nuveen & Co. since 1980; Chairman since 1996, and prior thereto Director and President, of the Nuveen
                                      Funds advised by Nuveen Institutional Advisory Corp. since
                                      1994, President and Director of the Nuveen Funds advised by
                                      Nuveen Advisory Corp. since 1996.
John P. Amboian................  36   Executive Vice President and Chief Financial Officer since
                                      1995 and Secretary since 1997 of the Company; Executive Vice
                                      President and Chief Financial Officer of Nuveen & Co. since
                                      1995; prior thereto, Senior Vice President Finance,
                                      Strategic Planning and Systems & Chief Financial Officer for
                                      Miller Brewing Company June 1993 to May 1995.
Willard L. Boyd................  70   Professor of Law at the University of Iowa Law School since
                                      1996; President Emeritus, Field Museum of Natural History
                                      since 1996; prior thereto President, Field Museum of Natural
                                      History from 1981 to 1996.
Duane R. Kullberg..............  65   Retired since 1989; prior thereto, Managing Partner-Chief
                                      Executive Officer of Andersen Worldwide since 1980. Director of the Chicago Board Options Exchange, Inc. and Carlson
                                      Companies, Inc.

             NAME                AGE                     PRINCIPAL OCCUPATIONS
             ----                ---                     ---------------------

NOMINEES FOR CLASS B DIRECTORS
Douglas W. Leatherdale.........  61   Chairman of the Board of Directors, President and Chief
                                      Executive Officer of The St. Paul Companies, Inc. since
                                      1990; prior thereto, President and Chief Operating Officer from 1989 to 1990, and Executive Vice President from 1982 to
                                      1989, of The St. Paul Companies, Inc. Director of United
                                      HealthCare Corporation and Northern States Power Company.
Patrick A. Thiele..............  47   Chief Executive Officer and President Worldwide Insurance
                                      Operations of the St. Paul Companies, Inc. since 1996; prior thereto Executive Vice President since 1991, Chief Financial
                                      Officer since 1989 and Director since 1993, of The St. Paul
                                      Companies, Inc.; prior thereto, Senior Vice President from
                                      1989 to 1991, and Vice President -- Finance from 1988 to
                                      1989, of The St. Paul Companies, Inc. Director of The Wenger
                                      Corporation.
W. John Driscoll...............  69   Retired since 1994; prior thereto Chairman from May 1993,
                                      formerly President, of Rock Island Company, a private
                                      investment company. Director of The St. Paul Companies,
                                      Inc., Comshare Incorporated, Northern States Power Company
                                      and Weyerhaeuser Company.
Paul J. Liska..................  42   Executive Vice President and Chief Financial Officer of The
                                      St. Paul Companies, Inc. since 1997; prior thereto President and Chief Executive Officer of Specialty Foods Corporation
                                      from 1996 to 1997, Chief Operating Officer from 1995 to 1996 and Chief Financial Officer from 1994 to 1995. From 1993 to
                                      1994 Mr. Liska was Vice President -- Finance & Information
                                      Systems of Kraft General Foods.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has five board committees -- the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee and the Bonus Committee. Current members of the committees are named below, with the chairman of each committee indicated with an asterisk.

EXECUTIVE COMMITTEE                   NOMINATING COMMITTEE
Anthony T. Dean                       Willard L. Boyd*
Timothy R. Schwertfeger*              W. John Driscoll
Douglas W. Leatherdale                Duane R. Kullberg
                                      Timothy R. Schwertfeger
AUDIT COMMITTEE                       BONUS COMMITTEE
Willard L. Boyd                       Anthony T. Dean
W. John Driscoll                      Timothy R. Schwertfeger*
Duane R. Kullberg*
COMPENSATION COMMITTEE
Willard L. Boyd
W. John Driscoll*
Duane R. Kullberg

     The EXECUTIVE COMMITTEE is charged with exercising the authority of the Board of Directors in the management of the business of the Company in the interval between meetings of the Board, except that it may not amend the Certificate of Incorporation or By-laws of the Company, adopt an agreement of merger, consolidation, or sale, lease or exchange of substantially all of the Company's property and assets, or take action with respect to the dissolution of the Company or the removal or indemnification of directors.

     The AUDIT COMMITTEE is charged with exercising the power and authority of the Board of Directors in the administration and review of the Company's internal accounting policies and controls.

     The COMPENSATION COMMITTEE is responsible for determining the compensation of the Chairman of the Board and the other executive officers of the Company and the determination of awards under the Executive Officer Performance Plan. The Committee is also charged with the administration and interpretation of the Company's 1992 Special Incentive Plan and of the 1996 Equity Incentive Award Plan and any other plan designed to meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, including the selection of individuals for participation in the plans, the determination, grant, disbursement and settlement of awards thereunder, and the modification or acceleration of awards thereunder.

     The NOMINATING COMMITTEE is charged with exercising the power and authority of the Board of Directors to consider and nominate candidates for election as directors of the Company, except Class B directors.

     The BONUS COMMITTEE is charged with administering and interpreting the Company's Annual Incentive Award Plan, including determination of the awards to be made under those Plans, except as such matters have been delegated by the Board of Directors to the Compensation Committee or expressly reserved to the Board of Directors.

     During the last fiscal year, the Company's Board of Directors held five meetings, the Compensation Committee held four meetings, and the Executive Committee, the Audit Committee and the Nominating Committee each held one meeting. The Bonus Committee did not hold any formal meetings during the last fiscal year.

COMPENSATION OF DIRECTORS

     Except for directors employed either by the Company or The St. Paul Companies, Inc., or their subsidiaries, directors receive an annual fee of $22,500, and a fee of $1,000 for every board or board committee meeting attended (not to exceed $2,000 for meetings in any one day). The chairmen of the Audit, Nominating and Compensation Committees each receive an additional annual fee of $2,000.

                             EXECUTIVE COMPENSATION

     The following table shows information concerning the annual compensation for services to the Company in all capacities of the chief executive officer and the other executive officers of the Company (collectively the "Named Executive Officers") during the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM COMPENSATION
                                                            --------------------------
         NAME AND                ANNUAL COMPENSATION        RESTRICTED       OPTIONS
        PRINCIPAL           ------------------------------    STOCK         (NUMBER OF      ALL OTHER
         POSITION           YEAR       SALARY     BONUS      AWARD(S)        SHARES)     COMPENSATION(2)
        ---------           ----       ------     -----     ----------      ----------   ---------------
Timothy R. Schwertfeger...  1997      $500,000  $2,042,000          --              --      $ 16,836
  Chief Executive Officer   1996       375,000   1,911,000  $1,100,000(1)      345,000        17,513
  and Chairman              1995       250,000   3,160,525          --              --        21,053
Anthony T. Dean...........  1997       500,000   2,042,000          --              --        16,801
  President and Chief       1996       375,000   1,911,000   1,100,000(1)      345,000        17,513
  Operating Officer         1995       250,000   3,160,525          --              --        21,053
John P. Amboian...........  1997       250,000   1,983,000          --              --        15,835
  Executive Vice President  1996(3)    250,000   1,000,000     450,000(1)      133,620        17,513
  and Chief Financial       1995       144,071     500,000     720,000(4)       50,000       250,000
  Officer
Bruce P. Bedford..........  1997(5)    250,000     750,000          --              --        23,993
  Executive Vice President

                                                   (footnotes on following page)
-------------------------
(1) Represents the value of 44,000 shares of restricted stock for each of Messrs. Schwertfeger and Dean, and 18,000 shares of restricted stock for Mr. Amboian, all awarded under the 1996 Equity Incentive Award Plan with a market value of $25 per share on the award date. These shares will vest in one installment on January 1, 1999. The participants will receive dividends with respect to all restricted shares. In each case, as of December 31, 1997, all of the restricted shares remained unvested and had a market value of $1,540,000 for each of Messrs. Schwertfeger and Dean, and $630,000 for Mr. Amboian, based on the New York Stock Exchange -- Composite Transaction closing price of $35.00.

(2) Represents contributions to the account of each executive officer, other than Mr. Amboian in 1995, under the Company's tax-qualified Employees' Profit Sharing Plan and reallocations of forfeitures under that Plan and for 1997 matching 401(k) contributions. Additionally the amount shown in 1995 for Mr. Amboian represents a relocation allowance, and $7,157 of the amount shown for Mr. Bedford represents relocation expense reimbursement.

(3) Mr. Amboian commenced his employment with the Company on June 5, 1995.

(4) Represents the value of 30,000 shares of restricted stock awarded under the Company's 1992 Special Incentive Plan with a market value of $24.00 per share on the Award Date of June 5, 1995. These shares vest as follows: (a) 20,000 shares vest in 18 quarterly installments commencing on July 1, 1995 and thereafter on the first day of each successive fiscal quarter, the first installment equal to 1,300 shares, and each subsequent installment equal to 1,100 shares; and (b) 10,000 shares vest in two installments: 6,700 shares on July 1, 1996 and 3,300 shares on July 1, 1997. The participant receives dividends with respect to all restricted shares. As of December 31, 1997, 21,200 shares had vested; the remaining 8,800 shares of restricted stock had a market value of $308,000 based on the New York Stock Exchange -- Composite Transaction closing of $35.00 on December 31, 1997.

(5) Mr. Bedford commenced his employment with the Company on January 2, 1997.

                                 OPTION GRANTS

     There were no option grants made to any of the Named Executive Officers during the fiscal year ended December 31, 1997.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows information regarding the unexercised options to purchase shares of the Company's Class A Common Stock granted under the 1992 Incentive Plan and the 1996 Equity Incentive Award Plan to the Named Executive Officers, and held by them at December 31, 1997. None of the Named Executive Officers exercised any stock options during fiscal 1997.

                                                   NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                    OPTIONS AT 12/31/97           IN-THE-MONEY OPTIONS
                                                    (NUMBER OF SHARES)               AT 12/31/97(1)
                                                ---------------------------    ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------    -----------   -------------
Timothy R. Schwertfeger.......................    220,000         345,000      $3,740,000     $1,725,000
Anthony T. Dean...............................    220,000         345,000       3,740,000      1,725,000
John P. Amboian...............................     28,000         155,620         308,000      1,133,200
Bruce P. Bedford..............................         --              --              --             --

-------------------------
     (1) Based on the New York Stock Exchange -- Composite Transaction closing price of $35.00 on December 31, 1997, the $18 exercise price for 220,000 exercisable options and $30 exercise price for 345,000 unexercisable options for each of Messrs. Schwertfeger and Dean, and the $24 exercise price for 28,000 exercisable options, and $24 exercise price for 22,000 unexercisable options, $25 exercise price for 44,620 unexercisable options and $30 exercise price for 89,000 unexercisable options for Mr. Amboian.

                        LONG-TERM INCENTIVE PLAN AWARDS

     There were no long-term incentive plan awards made to any of the Named Executive Officers during the fiscal year ended December 31, 1997.

                                RETIREMENT PLANS

     Each of the Named Executive Officers participates in the Company's non-contributory Retirement Plan, in which all employees who have completed one year of service and attained age 21 are eligible to participate. The table below sets forth with respect to the Retirement Plan and Excess Benefit Plan the estimated annual straight life annuity benefits calculated upon retirement at normal retirement age for employees with the remuneration and years of service indicated.

                          ESTIMATED ANNUAL BENEFITS
 AVERAGE                       YEARS OF SERVICE
FINAL BASE                -------------------------
  SALARY        15         20         25         30         35
----------      --         --         --         --         --
 $125,000    $ 28,125   $ 37,500   $ 46,875   $ 56,250   $ 65,625
 $150,000    $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750
 $175,000    $ 39,375   $ 52,500   $ 65,625   $ 78,750   $ 91,875
 $200,000    $ 45,000   $ 60,000   $ 75,000   $ 90,000   $105,000
 $300,000    $ 67,500   $ 90,000   $112,500   $135,000   $157,500
 $400,000    $ 90,000   $120,000   $150,000   $180,000   $210,000
 $500,000    $112,500   $150,000   $187,500   $225,000   $262,500
 $600,000    $135,000   $180,000   $225,000   $270,000   $315,000

     Each participant's benefits are determined under a formula which takes into account years of credited service and the participant's average monthly compensation during the five consecutive calendar years of highest annual compensation in the ten consecutive calendar years prior to retirement, less a portion of primary Social Security benefits. The maximum annual benefit payable under the plan is not to exceed the lesser of $125,000 (subject to future adjustments for inflation) and 100% of a participant's average aggregate compensation for the three consecutive years in which he received the highest aggregate compensation from the Company or such lower limit as may be imposed by the Internal Revenue Code. Participants vest after five years of service to the Company and its subsidiaries. The plan generally provides for payments to or on behalf of each vested employee upon such employee's retirement at the normal retirement age provided under the plan or later, although provision is made for payment of early retirement benefits on a graduated reduced basis according to provisions of the plan. Normal retirement age under the plan is 65. An employee whose age and years of service add up to 90 is entitled to an unreduced pension despite not having attained normal retirement age.

     The Company has adopted an Excess Benefit Retirement Plan, which provides certain highly compensated employees who participate in the Retirement Plan, including, but not limited to, Messrs. Schwertfeger and Dean, with additional retirement income in an amount equal to the difference between (i) the benefits any such employee would have received under the Retirement Plan but for limitations imposed by the Internal Revenue Code on the amount of annual benefits payable pursuant to a tax-qualified retirement plan and (ii) the benefits actually payable to such employee under the Retirement Plan.

     The credited years of service under the Retirement Plan and the Excess Benefit Plan for Messrs. Schwertfeger, Dean, Amboian and Bedford as of December 31, 1997 were 19 1/2, 20, 1 1/2 and 1, respectively. Compensation on which plan benefits are based includes only base salary and not bonuses, incentive compensation, or profit-sharing plan contributions. Such compensation for these four individuals therefore is currently $500,000, $500,000, $250,000 and $250,000, respectively.

                             EMPLOYMENT AGREEMENTS

     On July 16, 1996 the Company entered into an employment agreement with Bruce Bedford whose employment with the Company commenced on January 2, 1997. The agreement, which terminates December 31, 2002, provides for compensation to Bedford in the form of (i) an annual base salary of $250,000 (which may be increased, but not reduced, during the employment period), (ii) an annual minimum bonus award of $750,000 for the first three years of the agreement with amounts in excess of the minimum and amounts for the fourth and fifth years of the agreement payable at the sole discretion of the Compensation Committee; and
(iii) such health, life, disability, pension, profit sharing and other benefits as are payable to other senior managers. In addition, the agreement provides that Bedford could be entitled to up to an additional 12 years of service credit for purposes of eligibility, vesting and benefit accrual under the Company's defined benefit plans. These additional years of service credit, which reflect Bedford's service with Flagship Resources prior to its acquisition by the Company, phase in over the term of the Employment Agreement.

     Under the terms of the employment agreement, the Company has the right to terminate Bedford's employment at any time, provided that in the event his employment is terminated by the Company Without Cause, by Bedford for Good Reason, or due to a Change in Control (each as defined in the agreement), the Company will be required to pay Bedford's base salary, and required minimum bonus payments, if any, for the remainder of the term of the agreement and Bedford shall become fully vested in his accrued benefits under the Company's pension and profit sharing plans in which he participates.

     There are no employment agreements with any of the other Named Executive Officers.

     The Company entered into an Employment Agreement with George Connell, who serves as Chief Investment Officer of the Company's wholly owned subsidiary, Rittenhouse Financial Services, Inc., in connection with the acquisition of the stock of Rittenhouse from Mr. Connell. The term of the Employment Agreement continues until December 31, 2002, and the Agreement provides for Mr. Connell to receive from Rittenhouse an annual base salary of $500,000 during the term of the Agreement and to participate in such insurance programs and other fringe benefits as are available to senior management employees of Rittenhouse. Mr. Connell is the owner of 500,000 shares of the Company's Class A Common Stock, representing 6.8% of the outstanding shares of such class, according to a
Schedule 13G filed by Mr. Connell in February 1998, which shares were acquired in open market transactions.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report:

     The Company has for many years offered compensation and incentive programs that maintain a direct relationship between total compensation levels and Company financial results. These programs are designed to provide incentives throughout the Company by sharing profits with all employees. This longstanding philosophy continued into 1997, and the alignment of employee interests (especially those of key executives) with the interests of shareholders was strengthened even further through the introduction of the 1996 Equity Incentive Award Plan and the Executive Officer Performance Plan. Under these Plans, in 1996 and 1997 a portion of the annual bonus awards that would have been payable under historical programs in the form of cash were replaced with long-term awards of restricted stock and stock options. These Plans are designed to capitalize on the demonstrated strengths of the Company's long-standing incentive practices and to provide for increasing employee ownership of Company stock.

     The total amount available for incentive awards to all employees (including cash and equity awards) has historically been a fixed percentage of the Company's pre-incentive, pre-tax net operating income. This provides a strong incentive for profitable growth and control of costs as the compensation of executives and all other employees is directly related to Company earnings. Employee incentive awards are based on individual performance. They recognize each employee's contribution to the Company's success, both during the year in which they are awarded and during prior years; they also take into account management's expectations for each employee's future development. This process permits management to compensate employees for their longer-term performance, to encourage and reward employee growth and productivity, and to develop strong relationships between the Company and its employees at all levels.

     The long-term equity incentive awards made under the 1996 Equity Incentive Award Plan do not vest until the end of a specified period (generally three years) and, in the case of awards made to executive officers for 1996 and 1997, a portion of the awards are in the form of stock options with exercise prices that exceed (generally by 20%) the fair market value of the underlying common stock at the time of grant. This plan is designed to lead to substantial and broad-based employee ownership of Company common stock and to directly align the interests of employees with those of shareholders over the longer term.

     Total compensation for executives is comprised of base salaries and benefits, annual incentive awards and long-term equity incentives which reflect the following executive compensation policies:

         - Base salaries are generally set at the lower end of the range for our industry, as the Company emphasizes annual cash incentive awards and long-term equity incentive awards to provide total compensation sufficient to attract and retain talented and productive executives and to reward employees at every level of the organization for their contributions to the Company's operations.

         - Annual incentive awards for the Company's officer/directors (including the Chief Executive Officer) and the other executive officers are directly related to the Company's financial performance. This direct linkage between profitability and incentive awards provides senior management special incentive to focus the

            Company's resources in those areas in which the longer-term rates of growth and return are the most attractive. In addition, a policy of equal annual cash incentive awards for the officer/directors encourages teamwork and partnership among these key executive officers. This structure has worked well for the Company since its inception and was carried forward into the Executive
            Officer Performance Plan adopted in 1996.

         - For each of 1996 and 1997, the maximum award payable to any participant under the Executive Officer Performance Plan was 2 1/2% of the amount by which the Company's pre-incentive, pre-tax net operating income exceeded 12% of the Company's shareholders' equity at the beginning of the year. The officer/directors received the maximum award for 1996 and 1997, which was paid approximately 70% in the form of cash and approximately 30% in the form of equity grants (all made in 1996, all subject to earning sufficient awards for the relevant year), which included restricted stock and stock options with an exercise price equal to 120% of the market value of the underlying stock at the time of grant.

         - For 1998, in determining the size of awards to be made under the Executive Officer Performance Plan, the Committee will apply a formula which measures Company performance both in terms of growth in operating income over the prior year and in terms of the excess of operating income over an increased return on equity threshold. The maximum award payable to any participant under the Plan for 1998 will equal the sum of (i) 2.1% of the Company's pre-incentive, pre-tax net operating income in excess of 18% of average shareholders' equity for the year and (ii) 6.2% of the excess of the Company's 1998 after-incentive, pre-tax net operating income over the same income measure for 1997. The aggregate award payable for 1998 to the Company's three officer/directors is expected to be awarded 70% in the form of cash and 30% in the form of at-the-money stock options (based on an estimated fair value of the options at the date of grant). In no event will the incentive award made to any executive officer of the Company for 1998 under the Executive Officer Performance Plan exceed the maximum formula award applicable under the Executive Officer Performance Plan as adopted in 1996.

     The Committee believes that Nuveen's profitability-linked compensation programs have served the Company well and that the current programs will continue do so in the future while increasing the component of compensation that is tied to long-term shareholder returns. The Committee is aware that the Internal Revenue Code provides a $1 million limit on the deductibility for federal tax law purposes of compensation paid to top executives of publicly traded corporations, subject to certain exceptions. The exceptions include one for compensation based on attainment of objective performance standards that have been approved by shareholders. The Company's Executive Officer Performance Plan is designed to qualify for this exception and to permit the continued full deductibility of compensation paid to executive officers thereunder. The Committee intends to continue to pursue compensation strategies and programs designed to permit the Company to retain maximum federal tax advantage while providing appropriate performance incentives.

     We believe that the caliber and motivation of the Company's executive officers, and its other employees, and the quality of their leadership are particularly important factors affecting the Company's long-term performance. We further believe that the direct relationship between executive officer compensation and Company performance reflected in the Company's compensation policies served the Company well in 1997, during a period of major strategic transition, and that the 1998 incentive compensation programs, as described above, will serve the Company well in 1998.

     As the Company's business evolves, we will continuously review the Company's compensation programs and make appropriate changes to ensure that the specific programs and performance objectives in effect best fit the Company's changing operations.

                                            W. John Driscoll, Chairman
                                            Willard L. Boyd
                                            Duane R. Kullberg

                         STOCKHOLDER RETURN INFORMATION

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Class A Common Stock to the Russell 2000 Index, the S&P Investment Banking/ Brokerage Index, and an internally calculated Peer Group for the period commencing December 31, 1992 and ending December 31, 1997. In each case the chart assumes a $100 investment on December 31, 1992 and that all dividends are reinvested.

    Prior to 1996, JNC stock performance was presented using the S&P Composite-Brokerage Firm Index as the published industry comparative index. During 1995, S&P discontinued this index and initiated computing the S&P Investment Banking/Brokerage Index. Total returns assuming reinvestment of dividends for 1996 and 1997 are presented for the S&P Investment Banking/Brokerage Index. Beginning in 1998, the Company is presenting the total return information of a Peer Group of publicly-traded asset management firms. This group comprises all such firms whose principal business is asset management which have been publicly traded throughout the five-year period. The change reflects the ongoing evolution of the Company's core business from investment banking to asset management. Peer Group returns are weighted by the market capitalization of each firm at the beginning of each year included in the chart.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                                                                                ASSET
                                                                               S&P            MANAGEMENT
        MEASUREMENT PERIOD                                                 INVESTMENT         PEER GROUP
      (FISCAL YEAR COVERED)               JNC           RUSSELL 2000    BANKING/BROKERAGE        (1)
DEC-92                                           100               100               100                100
DEC-93                                            99               119               134                141
DEC-94                                            92               117               113                117
DEC-95                                           103               150               160                160
DEC-96                                           113               175               227                216
DEC-97                                           153               214               416                341

(1) The following companies are included in the Peer Group: Alliance Capital Management L.P.; Atalanta/ Sosnoff Capital Corporation; Bull & Bear Group, Inc.; Eaton Vance Corp.; Franklin Resources, Inc.; H.D. Vest Inc.; Jordan American Holdings, Inc.; New England Investment Companies, L.P.; Phoenix Duff & Phelps Corporation; Pilgrim America Capital Corporation; PIMCO Advisers L.P.; The Pioneer Group, Inc.; SEI Investments Company; T. Rowe Price Associates Inc.; and United Asset Management Corporation.

                             SELECTION OF AUDITORS

     The independent certified public accounting firm of KPMG Peat Marwick LLP, a member of the international accounting firm Klynveld Peat Marwick Goerdeler, has been selected by the Board of Directors upon recommendation of its Audit Committee to act as the auditors for the Company and its subsidiaries for the current fiscal year. At the annual meeting, the shareholders will be asked to ratify the Board of Directors' selection. A holder of Common Stock may, with respect to the selection of independent auditors, (i) vote "FOR" such selection,
(ii) vote "AGAINST" such selection or (iii) "ABSTAIN" from voting on the selection. A vote to abstain from voting on this matter will have the effect of a vote against such selection.

     KPMG Peat Marwick LLP, which has served as independent auditors of the Company and its subsidiaries since the Company's inception in March 1992, is expected to have a representative present at the annual meeting to respond to appropriate questions of shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                              SHAREHOLDER PROPOSAL

     Mario Cibelli, a holder of 240 shares of Class A Common Stock whose address is c/o Robotti & Company, 52 Vanderbilt Avenue, 5th Floor, New York, New York, 10017-3808, has given notice of his intention to propose the following resolution for consideration at the annual meeting:

     "RESOLVED: That the stockholders of The John Nuveen Company ("Nuveen") hereby request that the Board of Directors immediately initiate discussions with possible purchasers relating to an acquisition of Nuveen by merger or tender offer."

     "PROPONENT'S SUPPORTING STATEMENT: The proponent, a holder of 240 shares of the common stock of Nuveen, believes that in order to maximize shareholder value Nuveen should be sold."

     "Nuveen has not been able to make the changes necessary to remain competitive in today's mutual fund industry and accordingly has seen new fund sales diminish. Nuveen's revenues have increased at an average annual rate of approximately 1.2% over the last 4 years. Assets under management have increased at average annual rate of 4.9% over the same time period. These results are staggeringly low considering that the mutual fund industry has experienced remarkably high growth rates and an unprecedented acceptance by investors."

     "In late 1996 Nuveen entered the equity mutual fund business. A special offer was made to existing Nuveen fund holders. Approximately 1.4% of the total value of existing Nuveen funds was captured by the new equity fund. Furthermore if Nuveen funds represent 5.5% of Nuveen clients' total assets (as stated on page 9 of the company's 1996 annual report) then the average client only put .06% of his or her portfolio into the new equity fund. This represents an extremely low penetration rate from individuals that are already familiar with the Nuveen name. Furthermore, Nuveen waived the load on the new fund and resorted to directly compensating brokers for their sales effort. This differs from standard industry practice where the commission resulting from a new fund sale is paid out by the fund investor or reimbursed to the company."

     "Nuveen's operating costs per employee (underwriting and distribution costs are excluded from all calculations) are among the highest in the mutual fund industry. In 1996 Nuveen had approximately $227,000 in operating costs per employee compared with $154,000 for T. Rowe Price and $114,000 for Franklin Resources."

     "The proponent believes that Nuveen's costs per employee are higher than that which might otherwise occur because Nuveen supports a number of low return, high expense business such as investment banking, research and unit investment trusts. Additionally, the current annual bonus plan allows the company to allocate 25% of shareholders' pre-bonus, pre-tax net operating income as a bonus for employees without regard to levels of profitability or returns to shareholders."

     "Although this proponent is not aware at this time of another company that may be interested in acquiring Nuveen, the proponent believes that another company that could alter or eliminate the annual bonus plan and eliminate less profitable operations by acquiring Nuveen, may be willing to pay a price considerably above the current market price of Nuveen."

     "While the adoption of this proposal will not legally bind the Board of Directors, the proponent trusts that given the fiduciary responsibilities of the directors, the directors will honor their stockholders request."

         STATEMENT OF NUVEEN IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

     Your Board of Directors is fully committed to maximizing shareholder value for all shareholders over the long term and does not believe the proposal serves this goal.

     Your Board of Directors is pleased to report that the Company's financial performance remained very strong in 1997, despite weakness in sales of municipal bond products -- the Company's historical base. The Company also made substantial long-term investments during the year in furtherance of its strategic business plan, including the well-received introduction of a new line of equity mutual funds and the acquisitions of Flagship Resources and Rittenhouse Financial Services. These actions have significantly strengthened the Company's mutual fund and equity managed account businesses. The Company's stock has reflected these positive results, providing a total return of 35% during 1997. The Board believes these results reinforce the merit of the Company's strategic business plan and bode well for the Company's future.

     Notwithstanding these encouraging results, the proposal is intended to force the Board to begin the process of selling the Company to a third party as soon as possible and abandon its efforts to create shareholder value over the long term. This approach is not consistent with the Company's long-term focus on building its business.

     The proponent's statement criticizes the Company for low growth rates in revenues and assets under management during the four years ending 1996 in light of mutual fund industry growth during the period. However, during this period the municipal segment of the mutual fund industry, the segment to which Nuveen had been solely dedicated, endured a major downturn caused by a significant rise in interest rates in 1994 and concerns over flat-tax proposals. As the proponent himself notes in the subsequent paragraph of his statement, the Company did not even enter the growing equity mutual fund business until late 1996, the very end of the period he cites. If the operating measurements referenced by the proponent in his statement were updated to cover the four-year period ending 1997 (instead of 1996), the Company's average annual growth rates for revenues and assets under management for this more recent four-year period would have approximately doubled over the rates cited by the proponent.

     The Company's first equity mutual funds, which were launched through an effort involving a special, limited-time offer criticized by the proponent, have raised over $1 billion in net assets in only one year, a remarkable achievement for a new line of funds in a very competitive market. This reflects the continuing vitality of the Nuveen brand and Nuveen's strong distribution relationships. It has contributed to growth in investment product sales by the Company to an average weekly level that is currently three times the early-1996 sales level.

     Similarly, the criticism of allegedly high per employee operating expenses fails to acknowledge that the Company has always maintained a very lean organization. This has been made possible by the Company's seasoned and very stable work force and its outsourcing of repetitive, low-value adding activities. We view profitability (and not per employee operating costs) as the most important performance measure influencing shareholder value, and, as a percentage of revenue, the Company's profitability is in the top 20% of the asset management industry. The proponent's criticism of Nuveen's compensation levels fails to note that total firm-wide compensation expense as a percentage of revenue is at the industry average. Moreover, the Company's current equity incentive program, which was introduced in 1996, shifts approximately 20% of annual incentive awards from cash to equity-based awards.

     As the Company approaches the 100th anniversary of its founding, your Board will continue to monitor the appropriateness of its strategic business plan and the roles of the Company's various business units within that plan. The Board welcomes viable suggestions from all of the Company's shareholders to further enhance shareholder value. However, the ultimate responsibility rests with the Board to oversee the development and execution of the Company's business strategies.

     The Board believes that shareholder value will be maximized by continuing to follow the Company's strategic business plan and that the previously noted accomplishments have resulted in enhanced shareholder value. The Board does not believe that the proposal's short term focus is in the best interests of the Company or its shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

     The affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy at the Annual Meeting of Shareholders, and entitled to vote on the shareholder proposal, is required to approve it. Shareholders may vote "FOR," "AGAINST" or "ABSTAIN" on the proposal; a vote to abstain will be treated as a vote against the proposal. While broker non-votes will be included in the number of votes present for purposes of determining a quorum, they will not be counted as votes cast.

               PROPOSALS BY SHAREHOLDERS FOR 1999 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the Company's 1999 annual meeting of shareholders must be received by the Company by November 22, 1998 in order to be considered for inclusion in the Company's 1999 Annual Meeting Proxy Statement and form of proxy to be mailed in March 1999.

     The Nominating Committee will consider persons recommended by shareholders as candidates for election to the Board of Directors at the annual meeting of shareholders. The By-laws of the Company provide that a shareholder wishing to nominate a candidate for election to the Board is required to give notice to the Secretary of the Company of such nomination. The notice of nomination must be received by the Company not less than 60 days nor more than 90 days prior to the shareholders' meeting, or if less than 70 days' notice or prior disclosure of the meeting date is given or made, the notice of nomination must be received within ten days after the meeting date is announced. The notice of nomination is required to contain certain information as set forth in the By-laws about both the nominee and the shareholder making the nomination. The Company may require that the proposed nominee furnish other information to determine that person's eligibility to serve as director. A nomination which does not comply with the above requirements will not be considered.

     Such proposals or nominations should be addressed to the Corporate Secretary, The John Nuveen Company, 333 West Wacker Drive, Chicago, Illinois 60606.

                                    GENERAL

     Management does not intend to present and does not have reason to believe that others will present any other items of business at the meeting. However, if other matters are properly presented at the meeting for a vote, the persons named in the proxies will have discretion to vote in accordance with their own judgement on such matters.

     A list of shareholders entitled to be present and to vote at the meeting will be available at the offices of the Company, 333 West Wacker Drive, Chicago, Illinois, for inspection by any shareholder during regular business hours for ten days prior to the date of the meeting.

     Failure of a quorum to be present at the meeting will necessitate adjournment. The persons named in the enclosed proxy may also move for an adjournment of the meeting to permit further solicitation of proxies with respect to any of the proposals if they determine that adjournment and further solicitation is reasonable and in the best interests of the shareholders. Under the Company's By-laws, an adjournment of a meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

     IF YOU CANNOT BE PRESENT IN PERSON, YOU ARE REQUESTED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                     JOHN P. AMBOIAN
                                                        Secretary

NUVEEN LOGO

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THE BOARD RECOMMENDS A VOTE "FOR" ALL DIRECTORS.
1. Election of five directors - to be elected for a one-year term:

   FOR all nominees listed below    /x/

   WITHHOLD AUTHORITY to vote
   for all nominees listed below    /x/

   *EXCEPTIONS                      /x/


Nominees: Timothy R. Schwertfeger, Anthony T. Dean, John P. Amboian, Duane R. Kullberg and Willard L. Boyd.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEES NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions ____________________________________________________________________

THE BOARD RECOMMENDS A VOTE "FOR" KPMG PEAT MARWICK AS AUDITORS.
2. Ratification of the selection of KPMG Peat Marwick as independent auditors for 1996.

        FOR   /x/         AGAINST  /x/       ABSTAIN   /x/

The Board recommends a vote "AGAINST" the shareholder proposal.
3. Shareholder Proposal.

        FOR   /x/         AGAINST  /x/       ABSTAIN   /x/

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                                           Change of Address
                                           Mark Here                 /x/

                                           Note: Please sign exactly as your
                                           name appears on this proxy. If
                                           signing for estates, trusts or
                                           corporations, title or capacity
                                           should be stated. If shares are
                                           held jointly, each holder should
                                           sign.


                                           Dated:__________________  , 1998

                                           ________________________________
                                                     Signature

                                           ________________________________
                                                     Signature

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE INDICATE YOUR CHOICE BY MARKING
AN "X" IN EITHER BLACK OR BLUE INK.     / /

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                           THE JOHN NUVEEN COMPANY

                                    PROXY

                            PROXY FOR ANNUAL MEETING
                     to be held at 10:30 a.m. Chicago time
           in the 6th floor auditorium of the Northern Trust Company,
             50 South LaSalle St., Chicago, Illinois on MAY 7, 1998
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Timothy R. Schwertfeger, Anthony T. Dean and John P. Amboian, and any of them, with full power of substitution, proxies for the undersigned to represent and vote as specified in this Proxy all shares of Class A Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of The John Nuveen Company to be held on May 7, 1998, and at any adjournment or adjournments thereof, including authority to vote on (1) the election of directors; and (2) for the selection of independent auditors in the manner specified on the reverse side; and (3) a shareholder proposal.

UNLESS OTHERWISE INSTRUCTED ON THE REVERSE SIDE, ALL SHARES WILL BE VOTED
(1) FOR THE ELECTION OF DIRECTORS; (2) FOR THE SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS; AND (3) AGAINST THE SHAREHOLDER PROPOSAL.

   (THIS PROXY CONTINUES AND MUST BE VOTED AND SIGNED ON THE REVERSE SIDE)

Change of Address                        THE JOHN NUVEEN COMPANY
____________________                     P.O. BOX 11116
____________________                     NEW YORK, N.Y. 10203-0116
____________________
____________________
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